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                                        FIRST
AMENDMENT TO LEASE

     This First Amendment to Lease (the
"Amendment") is entered into as of December 31, 1996, by and between AHP OF WASHINGTON, INC., a
Washington corporation ("Landlord") and EMERITUS
CORPORATION, a Washington corporation ("Tenant").
The Amendment is effective as of August 31,1995.


RECITALS

     A. Landlord and Tenant have heretofore
entered into the Lease, dated as of August 31,1995
(the "Lease") whereby Tenant leased from Landlord that certain real property located in the City of Boise, County of Ada, State of Idaho more particularly described in Exhibit A attached hereto.

     B. Landlord and Tenant desire to amend the Lease by deleting Tenant's option to purchase and replacing such option with a right of first refusal and for other purposes, and to ratify and confirm the Lease as so amended.


AGREEMENT

     NOW, THEREFORE, in consideration of the
following mutual covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

     1. DEFINED TERMS. Unless otherwise defined in this Amendment, capitalized terms used herein which are defined in the Lease shall have the same meanings as the meanings assigned to such terms in the Lease.

     2. Article 1 of the Lease is hereby amended by adding the following definitions in alphabetical order thereto :

     "Emeritus Properties" shall mean any Property defined in and subject to an Additional Lease.

     "Offer of Purchase" shall mean any bona fide offer received by Landlord to purchase one, several or all of the Emeritus Properties on terms and conditions satisfactory to Landlord.

     "Sale Properties" shall mean the Emeritus
Properties designated for sale by Landlord in its sole discretion.

     3. Section 26.2 of the Lease is hereby
amended by deleting such section in its entirety and replacing it with the following:








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     26.2 TENANT'S RIGHT OF FIRST REFUSAL.
Provided that no Event of Default specified in Sections 17.1 (a), (e), (f) or (g) hereof has occurred and is continuing, and if at any time during the Fixed Term or the Extended Term of this Lease, Landlord receives an Offer of Purchase for or if Landlord decides to sell all, several or any of the Emeritus Properties, Landlord shall first give Tenant the privilege to purchase such Sale
Properties. Landlord shall give to Tenant written notice of Landlord's decision to sell the Sale
Properties or of Landlord's receipt of an Offer of Purchase for the Sale Properties, together with the terms and conditions contained in any such Offer of Purchase. To exercise this right of first refusal, Tenant must give Landlord written notice that Tenant intends to purchase all of the Sale
Properties within thirty (30) days after receipt of Landlord's notice. If Tenant does not notify
Landlord of its intent to purchase all of the Sale
Properties within the thirty (30) day time period, Landlord will have the right to market and sell the Sale Properties, and Landlord's right to market and sell will be free and clear of any rights, claims or interest of Tenant under this
Section 26.2.

     If Tenant provides to Landlord its written notice of intent to purchase the Sale Properties within thirty days, the sale of the Sale
Properties will be consummated through an escrow to be opened with a mutually acceptable title or escrow company, and will close within ninety (90) days following the date of Tenant's written notice to Landlord.

     If Tenant chooses to purchase the Sale
Properties in response to an Offer of Purchase, the purchase price for each Sale Property will be the greater of(a) the purchase price contained in the Offer of Purchase or (b) Landlord's Total
Investment, and Tenant must comply with reasonably equivalent terms and conditions acceptable to Landlord. If Tenant chooses to purchase the Sale
Properties in response to Landlord's unsolicited decision to sell, the purchase price for each Sale
Property will be the greater of (a) Fair Market
Value or (b) Landlord's Total Investment. The purchase price of each Sale Property (net of the principal balance of any Facility Mortgages placed on such Property by Landlord and expressly assumed by Tenant and the amount of any damages owing by Landlord to Tenant) shall be deposited into escrow by wire transfer of Federal Funds at least two business days prior to close of escrow and shall be paid to Landlord at close of escrow by wire transfer of Federal Funds to such account as Landlord shall designate. Each Sale Property will be transferred by statutory warranty deed.

     Tenant acknowledges and agrees that it shall purchase each of the Sale Properties from Landlord
"AS IS" and subject to all faults, defects in title and other matters whatsoever, including, but not limited to, all matters of record, other than
(a) Facility Mortgages not expressly assumed by Tenant and (b) any other liens, encumbrances attachments, levies or claims encumbering, at the instance of Landlord, such Sale Property, all of which shall be removed of record prior to purchase. Landlord will make no warranty or representation regarding the title, condition or other status of any of the Sale Properties whatsoever, except that it has removed all liens and encumbrances referenced in clauses (a) and (b) in the preceding sentence. All title insurance premiums and other closing costs associated with the purchase of the Sale Properties by Tenant pursuant to this Section 26.2 shall be paid by Tenant.






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     4. MISCELLANEOUS.

     a. This Amendment is an amendment to the Lease, and the Lease, as hereby amended, is ratified, approved and confirmed by Landlord and Tenant in each and every respect. All references to the Lease in any other agreement, document, instrument or writing shall hereafter be deemed to refer to the Lease as amended hereby.

     b. Captions used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

     c. This Amendment shall be binding upon
Landlord and Tenant and their respective successors and permitted assigns, and shall inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

     d. This Amendment may be executed in
counterparts, and when a copy hereof has been executed by Landlord and Tenant, each such counterpart shall constitute an original copy hereof.



                THE REMAINDER OF THIS PAGE
INTENTIONALLY BLANK





























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     IN WITNESS WHEREOF, the undersigned parties
have executed this Amendment as of the date first above written.



LANDLORD:


AHP OF WASHlNGTON, INC.,

a Washington corporation


By:  /s/ Thomas t. Schleck

-----------------------------------

Thomas T. Schleck,

Vice President



TENANT:


EMERITUS CORPORATION,

a Washington corporation


By:  /s/ Raymond R. Brandstrom

-------------------------------------

Raymond R. Brandstrom

President



























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